EXHIBIT 99.2

PRESS RELEASE

Contacts:
Ana Cano (Media) ana.cano@eurorscg.com 212.367.6920	Kathy Guinnessey (Investors/Analysts) guinnesseyk@dnb.com 973.921.5892

D&B Announces Leadership Changes to Drive Sustainable

Growth and Innovation

•	Byron C. Vielehr is appointed President, Global Risk & Analytics (RMS)

•	James H. Delaney is appointed President, Global Sales & Marketing Solutions (S&MS)

•	Charles E. Gottdiener is appointed, President, Corporate Development & Chief Strategy Officer

Short Hills, N.J. – November 12, 2009 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced several leadership changes.

“To put more focus on growth and innovation and our longer term strategy, we are leveraging proven leaders in key roles,” said Sara Mathew, D&B’s company president & chief operating officer. “Byron, Jim and Charlie have the experience and expertise to drive D&B’s future success through growth oriented innovation, as well as a focused long term strategy.”

Byron Vielehr is appointed President, Global Risk & Analytics (RMS) Vielehr has been with D&B since 2005, and has served as D&B’s CIO, as well as most recently as president, integration services. In this role, he advanced our integration strategy, as well as our capabilities with our enterprise solutions, an

PRESS RELEASE

integral part of sales & marketing offerings. He will leverage his strong technology and product leadership skills to advance DNBi and make it the “one stop” solution for commercial credit decisioning. He will also focus on delivering new capabilities and products to our customers, with a particular focus on supply management.

Jim Delaney is appointed President, Global Sales & Marketing Solutions (S&MS) Delaney has been with D&B since 2006, in roles of increasing leadership responsibility in the sales and marketing area. He has been instrumental in advancing our Optimizer solution, as well as leading the development of our strategic relationship with Jigsaw. In this role, he will be responsible for leading key data integration and digital marketing capabilities.

Charlie Gottdiener is appointed President, Corporate Development & Chief Strategy Officer Gottdiener has over six years experience with D&B. Most recently he led the risk management business, and was responsible for the launch of DNBi premium. He has extensive product and strategy experience, including leading D&B’s online business strategy. He will be responsible for advancing D&B’s long term corporate strategy, including the acquisition and partnership opportunities that further our growth.

“We are confident that these new appointments, as well as the strength of the rest of our global leadership team, positions us well to take advantage of market opportunities that exist for D&B in 2010 and beyond,” Mathew concluded.

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